Exhibit (d)(25)

ALPS ETF TRUST

1290 Broadway, Suite 1000

Denver, CO 80203

March 16, 2026

Mr. Erich Rettinger, Treasurer

ALPS ETF Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	ALPS ETF Trust (the “Trust”) – ALPS Equal Sector Weight ETF (the “Fund”)

Dear Mr. Spahr:

This letter confirms the agreement of ALPS Advisors, Inc. (the “Adviser”) with the Trust to waive 0.18% of its annual advisory fee (exclusive of acquired fund fees and expenses, interest expenses, distribution fees or expenses, brokerage expenses, taxes and extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund’s business) payable by the Trust on behalf of the Fund.

The Trust and the Adviser agree that the foregoing fee waiver for the Fund is effective from April 1, 2026, through at least March 31, 2027. This waiver may only be terminated by the Fund’s Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

ALPS ETF TRUST		ALPS ADVISORS, INC.

By:	/s/Erich Rettinger	By:	/s/Laton Spahr
Name: Erich Rettinger		Name: Laton Spahr
Title: Treasurer		Title: President